EXHIBIT 99.2


Cendant to Acquire UK-based National Park Corporation Limited in $1.3 Billion Transaction

NPC's Businesses Include UK's Largest Private Parking Company and Auto Club With Over 3.5 Million Members

STAMFORD, CT, PARSIPPANY, NJ--(BUSINESS WIRE)--March 23, 1998--Acquisition Immediately Accretive to Cendant's EPS.

Cendant Corp. (NYSE:CD-news), the world's largest consumer services company, today announced that it has agreed with the board of directors of U.K.-based National Parking Corporation Limited ("NPC") to the terms of a recommended cash offer to acquire the entire issued share capital of NPC for 673 pence per share, a total of approximate (pound)801 million (approximately $1.3 billion). Payment for the shares will be made in cash.

Cendant has received irrevocable undertakings to accept the offer with respect to holdings amounting to approximately 73 percent of NPC's issued share capital and the directors of NPC intend unanimously to recommend that NPC shareholders accept the offer. The offer is subject to customary regulatory approvals and it is anticipated that the transaction will close during the second quarter of 1998.

NPC operates in two principal segments: National Car Parks Limited ("NCP"), the largest private (non-municipality owned) car park operator in the U.K. with approximately 500 locations, and Green Flag Group Limited, the largest for-profit roadside assistance organization with more than 3.5 million members in the U.K. It is anticipated that Robert D. Mackenzie will remain as Chief Executive of NPC following its acquisition by Cendant.

Walter A. Forbes, chairman, and Henry R. Silverman, president and chief executive officer of Cendant, stated: "NPC perfectly complements many of
Cendant's  core   competencies,   while  at  the  same  time  strengthening  our
international growth opportunities. Our fuel card, fleet management and membership services units already have strong market positions in the U.K., and NPC will enhance our positions. In addition, the NPC franchise is a true brand, with approximately 500 parking locations, providing us a platform to expand throughout the United Kingdom, and eventually worldwide."

"Our U.K. units will benefit from opportunities to cross-market to the approximately 70 million annual consumer contacts, including 3 million frequent users of NPC facilities and the 3.5 million members of Green Flag, as well as the opportunity to offer parking and roadside assistance services to our millions of current U.K. customers. Consistent with the strategy we employed in the acuqisitions of Travelodge, Coldwell Banker and Avis, after the acquisition of NPC is completed we intend to minimize any hard asset exposure of NPC to Cendant shareholders."



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Cendant  said it  expects  the  acquisition  to be  immediately  accretiv  t its earnings per share. (1)

Stephen P. Holmes, Cendant Vice Chairmn, to whom NPC will report, said: "During the past two years, NPC has made substantial investments to improve its technological infrastructure and to enhance operating efficiencies. We expect to reap the benefits in 1998, 1998 and in the future. We also look forward to implementing various cross-marketing initiatives with customers of both ncp and Green Flag."

NPC is the biggest private (non-municipality owned) single car park operator in the United Kingdom, with a portfolio of apxomiately 500 owned and managed car parks in over 100 towns and city centers and major airport locations. NPC, through its acquisitions of National Breakdown Limited and UK Insurance Limited in 1984, has also develoepd a broad-based assistance group, under the brand name of Green Flag. Green Flas offers wide range of emergency support and rescue services to apprxoimately 3.5 million members.

Cendant Corp., is the world's premier provider of consumer and business services. With a market capitalization in excess of $30 billion, it ranks among the 100 largest U.S. corporations. Cendant operates in three principal segments:
Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining, and other services through more than 66.5 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchiser of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, Conn. and Parsippany, N.J., the company has more than 34,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.

In the U.K., Cendant's PHH unit is the market leader in vehicle management services, managing over 275,000 vehicles for corporate customers. PHH also provide accident management services for corporate fleet and claims handling for major auto insurers. PHH has an independent vehicle- related network of over 12,000 outlets. In addition, through PHH's AllStar fuel card and Harpur's Dialcard and Overdrive fuel cards, the company has nearly one million fuel cards in use in the U.K. alone. These cards are accepted at approximately 12,000 gasoline stations in the U.K. and enable corporate clients to manage and control their fuel costs.

Cendant's membership services division also markets a variety of value-added membership programs in Europe. Since acquiring its European licensing rights in 1996, the Company has more than doubled its international membership every year. Cendant currently serves four million international members through partnership agreements with fourteen major European banks.




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Cendant's RCI unit is the world's largest timeshare exchange company,  with more than 2.4 million member families worldwide and 200,000 in the U.K. alone. Through RCI, timeshare owners can swap the weeks they own and spend a vacation at one of over 3,200 timeshare properties in 89 countries worldwide.

(1) The Takeover Panel in the UK Requires Cendant to state that such enhancement should not be interpreted to mean that earnings per share will necessarily be greater than that for the relevant preceding financial period.